CONSENT OF ERNST & YOUNG LLP,
                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" for Franklin Mutual Recovery Fund in the Prospectuses and "Auditor" in the Statements of Additional Information and in the introduction to the Statements of Additional Information and to the incorporation by reference in the Post-Effective Amendment Number 4 to the Registration Statement (Form N-2, No. 811-21306) of our report dated May 11, 2004 on the financial statements and financial highlights of the Franklin Mutual Recovery Fund in the Annual Report for the period ended March 31, 2004.


/S/ ERNST & YOUNG LLP
---------------------
Boston, Massachusetts
July 27, 2004